EXHIBIT 4.1

                                 PROMISSORY NOTE

$18,000.00                                                Date: April 30, 1996.

For value received, the undersigned MariCulture Systems, Inc. (the "Promisor") promises to pay to the order of William Evans, (the "Payee") at 17007 35th Ave. SE, Bothell, Washington 98012, (or at such other place as the Payee may designate in writing) the principal sum of eighteen thousand 00/100 Dollars ($ 18,000.00) without grace, in lawful money of the United States, which will bear simple interest from May 1, 1996, on the unpaid principal at the rate of ten percent (10.00%) per annum. Disbursement of the eighteen thousand 000/100 Dollars ($ 18,000) will be in four equal monthly installments of four thousand five hundred 00/100 Dollars ($ 4,500.00) commencing on April 30, 1996 and completed by July 31, 1996. All principal and interest shall be due and payable one hundred eighty days (180) from the date of this Note. Not withstanding the foregoing, Promisor shall have the right to prepay all or any portion of this Note at any time and from time to time without premium or penalty. All prepayments shall be applied first to accrued interest and the balance of such payment shall then be applied to principal.

                               PENALTY FOR DEFAULT

Promisor agrees that any payment is in default after ten (10) days notice from payee after the due date, and in the event of such default in payments as herein agreed, the Promisor promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

Promisor waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Payee under this Note, or assignment by Payee of this Note shall affect the liability of the Promisor. All rights of the Payee under this Note are cumulative and may be exercised concurrently or consecutively at the Payee's option.

This Note shall be construed in accordance with the laws of the State of Washington.


Signed this 30th day of April, 1996, at Lynnwood, Washington.

First Promisor
MariCulture Systems, Inc.


By:  /s/ David E. Meilahn                              Initials:
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